EXHIBIT 10.1

CLAY H. KIEFABER
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 9, 2010, (the “Effective Date”) by and between Colfax Corporation, a Delaware corporation (the “Company”), and Clay H. Kiefaber (the “Executive”).

1.           Positions, Duties and Term.  The Company hereby employs the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment, on the terms and conditions set forth below.

1.1           Term.  (a) The Executive’s employment hereunder shall be on an “at-will” status and shall commence as of the Effective Date.  Either the Executive or the Company may terminate the Executive’s employment for any reason by providing not less than 60 days advance written notice; provided, however, that in lieu of such notice, the Company may terminate the Executive’s employment upon less than 60 days advance notice, so long as it pays the Executive severance pay or provides a combination of severance pay and salary during a reduced notice period that equals 60 days of Base Salary.  Following termination of employment, the Executive shall be provided any previously unpaid Compensation Accrued at Termination (as defined below).

(b)  Termination and Offices Held.  At the time Executive ceases to be an employee of the Company, the Executive agrees that he shall resign from any office he holds with the Company and its subsidiaries and any affiliates and, if then a member of the Board of Directors, shall be deemed to have tendered his resignation as a member of the Board.

1.2           Duties.  The Executive shall faithfully perform for the Company the duties incident to the office of President and Chief Executive Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially interfere with the Executive’s duties for the Company or create a conflict of interest or the appearance of a conflict of interest.

2.           Compensation.

2.1           Salary.  The Company shall pay the Executive a base salary at an annual rate of $525,000 (the “Base Salary”).  The Base Salary may be increased at the discretion of the Board or the Compensation Committee of the Board (the “Committee”), as applicable.  Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect.  The Base Salary shall be payable in equal biweekly installments or in such other installments as shall be consistent with the Company’s payroll procedures.

2.2           Annual Cash Incentive.  During the term of his employment under this Agreement, the Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Committee each year (the “Annual Cash Incentive”).  The Executive’s target Annual Cash Incentive amount will be the percentage of Base Salary designated as the target by the Committee, which amount shall be at least 75% of the Base Salary then in effect for each applicable year.  Notwithstanding the preceding, Executive’s Annual Cash Incentive, if any, may be below (including zero), at, or above the target based upon the achievement of the performance objectives.

2.3           Benefits.  During the term of his employment under this Agreement, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, long-term incentive plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

2.4           Vacation.  During the term of his employment under this agreement, the Executive shall be entitled to vacation of twenty (20) working days per year.

2.5           Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the term the Executive’s employment under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

2.6           Signing Bonus.  The Company shall pay to the Executive a single lump sum payment of $50,000, to be payable with and in addition to the first biweekly Base Salary payment made to the Executive pursuant to Section 2.1.

2.7           Relocation Expenses.  The Company shall reimburse the Executive for relocation expenses associated with moving his residence to the Richmond, Virginia area.  Reimbursable expenses shall include closing costs relating to the sale of his current home and the purchase of a new home, moving expenses and reasonable temporary living expenses.

2.8           Equity Awards.  The Company shall make the following awards as of January 11, 2010 (the “Grant Date”) under the Colfax Corporation 2008 Omnibus Incentive Plan (the “Stock Incentive Plan”):

(i)
A grant of performance restricted stock units covering 40,850 shares of the Company’s common stock (the “Stock”), subject to the terms of the CEO Performance Stock Unit Agreement attached hereto as Exhibit A.

(ii)
A grant of employee stock options covering 102,124 shares of Stock at an exercise price equal to the closing price on the Grant Date, subject to the terms of the Company’s standard stock option agreement currently in use for executive grants under the Stock Incentive Plan, with vesting to occur in three equal installments beginning on the first anniversary of the Grant Date.

2.9           Waiver and Release Agreement.  The Executive agrees to execute at the time of Executive’s termination of employment a Waiver and Release Agreement in a form provided to the Executive by the Company (the “Waiver and Release Agreement”), consistent  with the form attached hereto as Exhibit B, the terms and conditions of which are specifically incorporated herein by reference.

3.                         Golden Parachute Excise Tax Provisions.  In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to the Executive or for his benefit paid or payable or distributed to or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Executive’s total termination benefits to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.  Except as otherwise expressly provided herein, all determinations under this Section 3 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld.  Such determination shall be binding upon Executive and the Company.

3.1           Company Withholding.  Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

4.                          Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

4.1           Confidential Information.  The Executive acknowledges that, during the course of his employment with the Company, the Executive may receive special training and/or may be given access to or may become acquainted with Confidential Information (as hereinafter defined) of the Company.  As used in this Section 4.1, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its subsidiaries, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses.  The Executive agrees that, during the course of his employment with the Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose or divulge to any Person (as such term is hereinafter defined), or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its subsidiaries acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries, except as required in the course of his employment with the Company or as otherwise may be required by law.  For purposes if this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, are the exclusive property of the Company and such respective subsidiaries, and must not be removed from the premises of the Company, except as required in the course of the Executive's employment with the Company.  The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.

4.2           Noncompetition.  During the term of this Agreement (including any extensions thereof) and for a period of one (1) year following the termination of the Executive's employment under this Agreement for any reason, the Executive shall not, except with the Company's express prior written consent, for the benefit of any entity or person (including the Executive) compete with the Business (as hereinafter defined) within the Territory.  For purposes of this Agreement, “Business” shall mean a company involved in the manufacture and sale of pumps, valves or fluid handling systems of the kind that are produced by the Company or that are competitive with the pumps, valves or fluid handling systems that are produced by the Company.  For purposes of this Agreement, “Territory” shall mean the United States of America and any other jurisdictions in which the Company does business at the time of termination of the Executive’s employment under this Agreement.

4.3           Non-Solicitation.  During the term of this Agreement (including any extension thereof) and for a period of two (2) years following the termination of the Executive’s termination under this Agreement for any reason, the Executive shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including the Executive) solicit, induce or encourage any employee of the Company, or any of its subsidiaries, to leave the employment of the Company or solicit, induce or encourage any customer, or client of the Company, or any of its subsidiaries, to cease or reduce its business with the Company or its subsidiaries.

4.4           Cooperation With Regard to Litigation.  Executive agrees to cooperate with the Company, during the term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations.  The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

4.5           Non-Disparagement.  Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive’s successor in office make any such statements or representations regarding Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

4.6           Survival.  The provisions of this Section 4 shall survive the termination of the Term and any termination or expiration of this Agreement.

4.7           Remedies.  Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 5 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages.  The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 5.  The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 4, including but not limited to the recovery of damages from Executive.  Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 5, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 3, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 4. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

5.                          Governing Law; Disputes; Arbitration.

5.1           Governing Law.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.  If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.  If any court determines that any provision of Section 4 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

5.2           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of Richmond, Virginia by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts:  (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the Commonwealth of Virginia, or (iii) any other court having jurisdiction.  The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 5.  Notwithstanding any provision in this Section 5, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

5.3           WAIVER OF JURY TRIAL.  TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  This provision is subject to Section 5, requiring arbitration of disputes hereunder.

6.                         Miscellaneous.

6.1           Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries.  This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.  Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

6.2           Successors; Transferability.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.  Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 6.3.

6.3           Beneficiaries.  Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

6.4           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Company:

Colfax Corporation
Attn:  General Counsel
8730 Stony Point Parkway, Suite 150
Richmond, VA 23235

With a copy to:

Michael Silver, Esquire
Hogan & Hartson LLP
555 13th Street NW
Washington, D.C.  20004

If to Executive:

Clay H. Kiefaber
1812 Norway Rd.
Ann Arbor, MI 48104

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement.  In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

6.5           Reformation.  The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

6.6           Headings.  The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

6.7           No General Waivers.  The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions.  No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

6.8           Offsets; Withholding.  The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity.  The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

6.9           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

6.10         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.11         Representations of Executive.  Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.

6.12         Compensation Accrued at Termination.  For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)
The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 2.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)
Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 2.2 and 2.3 hereof (including any earned and vested Annual Cash Incentive) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)
Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 2.5, in accordance the Company’s reimbursement policies as in effect at the date of such termination.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COLFAX CORPORATION

By:	/s/ Steven W. Weidenmuller
Name:	Steven W. Weidenmuller
Title:	Senior Vice President, Human Resources

/s/ Clay H. Kiefaber
Clay H. Kiefaber

EXHIBIT A
COLFAX CORPORATION
2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee.  The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date:  January 11, 2010

Name of Grantee: ____________________________________

Grantee’s Social Security Number:  _______-_______-______

Number of Stock Units Covered by Grant:  ____________

Performance Condition on Stock Unit Eligibility:

Eligibility to vest in the Stock Units covered by this grant is determined based on the level of achievement of the Performance Criteria set forth in this Agreement.

Vesting Schedule for Stock Units After Application of the Performance Criteria:

Vesting Date	Vesting Percentage

4th Anniversary of the Grant Date	50%

5th Anniversary of the Grant Date	50%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.  Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION
2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Stock Unit Transferability
This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the performance criteria and the vesting conditions described below (“Stock Units”).  Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Performance Criteria
Your eligibility for the Stock Units shall be determined based on whether the Company achieves certain performance criteria (“Performance Criteria”) for any four consecutive fiscal quarters beginning with the first fiscal quarter of 2010 and ending with the last fiscal quarter of 2013 (each such four quarters a “Performance Period”).  If the Performance Criteria are achieved for a Performance Period, you become eligible to vest in all of the Stock Units covered by this Agreement based on additional Service to the Company as provided below in the Section of this Agreement concerning “Vesting.”

The Company’s Performance Criteria will be achieved if the Company has cumulative Adjusted Earnings Per Share for a Performance Period equal to at least 110% of the Adjusted Earnings Per Share for the 2009 fiscal year.

For this purpose, “Adjusted Earnings Per Share” means the Company’s consolidated total diluted earnings per share from continuing operations, adjusted to exclude any amounts that are generally required to be reported separately under United States generally accepted accounting principles (“U.S. GAAP”) as extraordinary items and changes in accounting method, as reported in the Company’s audited financial statements.  By way of example, the Company treats the following as extraordinary items: the after-tax impact of asbestos liability and defense costs, asbestos coverage litigation expense, restructuring costs such as severance, outplacement or the cost to relocate production, asset impairment charges, goodwill impairment charges, legacy legal adjustments, costs related to unsuccessful acquisitions and costs associated with the early extinguishment of debt.  Adjusted Earnings Per Share also shall exclude amounts reported in the Company’s audited financial statements as provision for income taxes occurring after the Grant Date.  Furthermore, budgeted exchange rates shall be used to account for net income under U.S. GAAP standards.

If your Service terminates for any reason prior to the end of the last Performance Period, then, except as otherwise set forth below, you will forfeit all of your Stock Units immediately upon such termination.  If the Performance Criteria are not achieved during any Performance Period, then you will forfeit all of your Stock Units as of the end of the last Performance Period.

Vesting
If at the end of the last Performance Period there remain Stock Units covered by this Agreement, your Stock Units shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant Vesting Dates.  If your Service terminates for any reason other than death or Disability, then, except as otherwise set forth below, you will forfeit any Stock Units in which you have not yet become vested.

Death or Disability
If the Performance Criteria are achieved for a Performance Period, but your Service terminated because of your death or Disability before the end of the Performance Period, your Stock Units shall fully and immediately vest as of the date the Committee certifies achievement of the Performance Criteria (the “Certification Date”).

If the Performance Criteria are achieved for a Performance Period, and your Service terminates because of your death or Disability following the end of the Performance Period, your Stock Units shall fully and immediately vest as of the date of your termination from Service or, if later, as of the Certification Date.

Delivery of Stock Pursuant to Units
Delivery of the shares of Stock represented by your vested Stock Units shall be made as soon as practicable upon vesting and in any event not later than two and one-half months after the end of the calendar year in which they vest.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.  The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.

Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares relating to the Stock Units has been delivered to you.  You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Forfeiture of Rights
If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Stock Units.

Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.  Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.  Please contact the Corporate Secretary to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units.  Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT B
WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of [TO BE DETERMINATED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by _____________ (the “Executive”) in consideration of the severance pay provided to the Executive by Colfax Corporation  (the “Company”) pursuant to the Executive Employment Agreement (the “Employment Agreement”) by and between the Company and the Executive (the “Severance Payment”).

1.           Waiver and Release.  The Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, to the fullest extent permitted by law, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of the Waiver and Release Agreement, concerning his employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses (but not including payment of any remaining bonus under the Employment Agreement), any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Executive understands that by signing this Waiver and Release Agreement he is not waiving any claims or administrative charges, or any right to challenge the validity of a waiver of claims under the ADEA which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.           Acknowledgments.  The Executive is signing this Waiver and Release Agreement knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Waiver and Release Agreement;

(d)
He has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he expressly waives his right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)
He may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Waiver and Release Agreement within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Waiver and Release Agreement that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.           No Admission of Liability.  This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5.           Execution.  It is not necessary that the Employer sign this Waiver and Release Agreement following the Executive's full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.           Governing Law.  This Waiver and Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

[NAME OF EXECUTIVE]